Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

AND

SEASPINE HOLDINGS CORPORATION

DATED AS OF [        ], 2015

i

ii

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This Separation and Distribution Agreement (this “Agreement”) is dated as of [            ], 2015, by and between Integra LifeSciences Holdings Corporation, a Delaware corporation (“Integra”), and SeaSpine Holdings Corporation, a Delaware corporation and an indirect, wholly owned subsidiary of Integra (“SeaSpine” and, together with Integra, the “Parties”).

RECITALS:

WHEREAS, SeaSpine is and prior to the Distribution will be an indirect and/or direct, wholly owned subsidiary of Integra;

WHEREAS, the Board of Directors of Integra has determined that it is in the best interests of Integra and its stockholders to separate the business of SeaSpine and the SeaSpine Subsidiaries (the “Spin-Off”), all as more fully described in the Registration Statement, from Integra’s other businesses on the terms and conditions set forth herein;

WHEREAS, the Board of Directors of Integra has authorized the distribution to the holders of the issued and outstanding shares of common stock, par value $.01 per share, of Integra (the “Integra Common Stock”) as of the Distribution Record Date, by means of a dividend, of all of the issued and outstanding shares of common stock, par value $0.01 per share, of SeaSpine (each such share is individually referred to as a “SeaSpine Share” and collectively referred to as the “SeaSpine Common Stock”), respectively, on the basis of one (1) SeaSpine Share for every [            ] shares of Integra Common Stock (the “Distribution”);

WHEREAS, the Boards of Directors of Integra and SeaSpine have each determined that the Distribution, the other transactions contemplated by this Agreement and the Ancillary Agreements (the “Transactions”) are in the best interests of their respective companies and stockholders, as applicable, and have approved this Agreement and each of the Ancillary Agreements;

WHEREAS, the Parties have determined to set forth the principal corporate and other transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters prior to and following the completion of the Distribution;

WHEREAS, the Parties intend that (i) the Internal Distribution will constitute a reorganization under Sections 355 and 368(a)(1)(D) of the Code and (ii) the Cash Contribution, together with the Distribution, will constitute a reorganization under Sections 355 and 368(a)(1)(D) of the Code, and this Agreement will be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code; and

WHEREAS, the Restructuring and Distribution are part of a plan to separate the SeaSpine Business from the Integra Business.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 General. Unless otherwise defined herein or unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, suit, arbitration, inquiry, proceeding or investigation, audit, counter suit, hearing or litigation of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to any specified Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. Unless explicitly provided herein to the contrary, for purposes of this Agreement, Integra shall be deemed not to be an Affiliate of SeaSpine or any of its Subsidiaries, and SeaSpine shall be deemed not to be an Affiliate of Integra or any of its Subsidiaries (other than SeaSpine and the SeaSpine Subsidiaries).

“Agent” shall have the meaning set forth in Section 3.1(a).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Agreement Disputes” shall have the meaning set forth in Section 8.1.

“Ancillary Agreements” shall mean all of the written agreements, instruments, understandings, assignments or other arrangements (other than this Agreement) entered into by the Parties or by or among any of the Integra Entities, on the one hand, and any of the SeaSpine Entities, on the other hand, in connection with the transactions contemplated hereby, including the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, and the Supply Agreements.

“Applicable Rate” shall mean the rate of interest per annum announced from time to time by the Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Asset” means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banking institutions located in the City of New York are authorized or obligated by Law or executive order to close.

“Cash Contribution” shall have the meaning set forth in Schedule 1.1.

“Claims Made Policies” shall have the meaning set forth in Section 9.2(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Policies” shall have the meaning set forth in Section 9.2(b).

“Contract” means any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Contribution” shall have the meaning set forth in Schedule 1.1.

“Distribution” shall have the meaning set forth in the recitals to this Agreement.

“Distribution Date” shall mean such date as may be determined by the Board of Directors of Integra or a committee of such Board of Directors, as the date as of which the Distribution shall be effected.

“Distribution Record Date” shall mean such date as may be determined by the Board of Directors of Integra or a committee of such Board of Directors, as the record date for the Distribution.

“Effective Time” shall mean 12:01 a.m., New York City time, on the Distribution Date.

“Employee Matters Agreement” shall mean the Employee Matters Agreement by and between Integra and SeaSpine, which agreement shall be entered into prior to or on the Distribution Date.

“Entities” shall mean, as applicable, the SeaSpine Entities and/or the Integra Entities (each an “Entity”).

“Environmental Laws” shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, principles of common law, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et. seq.), whether now or hereafter in existence, relating to the environment, natural resources, human health or safety, endangered or threatened species of fish, wildlife and plants, or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation indoor or outdoor air, surface water, groundwater and surface or subsurface soils), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the investigation, cleanup or other remediation thereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, securities exchange (including the Nasdaq) or other regulatory, administrative or governmental authority.

“Governmental Authorization” shall mean any authorization, approval, consent, license, certificate or permit issued, granted, or otherwise made available under the authority of any court, governmental or regulatory authority, agency, stock exchange, commission or body.

“Indemnifying Party” shall have the meaning set forth in Section 5.3(a).

“Indemnitee” shall have the meaning set forth in Section 5.3(a).

“Information Statement” means the information statement, attached as an exhibit to the Registration Statement, and any related documentation to be provided to holders of Integra Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Insurance Policy” means any insurance policies and insurance Contracts, including, without limitation, general liability, property and casualty, workers’ compensation, automobile, marine, directors & officers liability, errors and omissions, employee dishonesty and fiduciary liability policies, whether, in each case, in the nature of primary, excess, umbrella or self-insurance overage, together with all rights, benefits and privileges thereunder.

“Integra” shall have the meaning set forth in the preamble to this Agreement.

“Integra Action” shall mean any current or future Action relating primarily to the Integra Business in which one or more SeaSpine Entities is a defendant or the party against whom any claim or investigation is directed, but excluding any Joint Action.

“Integra Asset” shall mean (a) all Assets owned by the Integra Entities, (b) all Assets owned by the SeaSpine Entities that are used primarily in, or that primarily relate to, the Integra Business and (c) all licenses, permits and authorizations listed on Schedule 2.6(a).

“Integra Business” shall mean the medical technology business conducted by the Integra Entities, including the specialty surgical solutions and orthopedic and tissue technologies business, and any other business (other than the SeaSpine Business) directly conducted by any Integra Entity as of or prior to the date of this Agreement.

“Integra Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Integra Entities” means Integra and each Integra Subsidiary (each, an “Integra Entity”).

“Integra Indemnitees” shall mean:

(a) Integra and each Affiliate thereof after giving effect to the Distribution; and

(b) each of the respective Representatives of any of the entities described in the immediately preceding clause (a) and each of the heirs, executors, successors and assigns of any of such Representatives, except in the case of clauses (a) and (b), the SeaSpine Indemnitees; provided, however, that a Person who was a Representative of Integra or an Affiliate thereof may be an Integra Indemnitee in that capacity notwithstanding that such Person may also be a SeaSpine Indemnitee.

“Integra LCs” shall have the meaning set forth in Section 3.8(e).

“Integra Liabilities” shall mean:

(a) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be assumed by Integra and all Liabilities of any of the Integra Entities under this Agreement or any of the Ancillary Agreements; and

(b) all Liabilities (other than Liabilities that are SeaSpine Liabilities), if and to the extent relating to, arising out of or resulting from:

(i) the ownership or operation of the Integra Business (including any discontinued business or any business which has been sold or transferred (for the avoidance of doubt, other than the SeaSpine Business)) as conducted at any time prior to, on or after the Distribution Date; or

(ii) the ownership or operation of any business conducted by Integra or any Integra Subsidiary at any time prior to, on or after the Distribution Date.

(c) Notwithstanding the foregoing, the Integra Liabilities shall not include:

(i) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities of SeaSpine or any SeaSpine Entity (including, for the avoidance of doubt, SeaSpine Liabilities); or

(ii) any Liabilities related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement.

“Integra Marks” shall include all names, logos or trademarks of Integra or its Affiliates (other than SeaSpine), all intellectual property rights therein and all trademarks and logos comprised of or derivative of any of the foregoing.

“Integra Retained Assets” shall mean (a) all Assets which are held at the Effective Time by Integra or any of the Integra Subsidiaries, other than any SeaSpine Assets and (b) all Assets owned by the SeaSpine Entities that are used primarily in, or that primarily relate to, the Integra Business.

“Integra Subsidiaries” shall mean (a) each of the Persons listed on Annex 1.1(a)(i) hereto, (b) except as otherwise set forth on Annex 1.1(a)(i), any other Person (other than any SeaSpine Subsidiary) that is owned, directly or indirectly (in whole or in part), by any of the Persons listed on Annex 1.1(a)(i) hereto prior to the Distribution and (c) any other entity which becomes a Subsidiary of Integra after the Distribution.

“Internal Distribution” shall have the meaning set forth in Schedule 1.1.

“JAMS” shall have the meaning set forth in Section 8.3.

“JAMS Rules” shall have the meaning set forth in Section 8.3.

“Joint Action” shall mean any current or future Action with respect to which it is unclear at the onset of such Action whether Liabilities will arise primarily in connection with the SeaSpine Business or the Integra Business.

“Law” shall mean all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the United States of America, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.

“Liabilities” shall mean any and all debts, liabilities, obligations, responsibilities, Losses, damages (whether compensatory, punitive or treble), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including without limitation those arising under or in connection with any Law (including any Environmental Law), Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or party to this Agreement, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursement and expense of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

“Litigation Expenses” shall have the meaning set forth in Section 6.1(f)(iii).

“Losses” shall mean all losses, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered by an Indemnitee.

“Occurrence Based Policies” shall have the meaning set forth in Section 9.2(a).

“Nasdaq” shall mean the Nasdaq Global Market.

“Parties” shall have the meaning set forth in the preamble to this Agreement.

“Person” shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Pre-Distribution Claim” shall have the meaning set forth in Section 9.4(a).

“Records” shall have the meaning set forth in Section 7.1(a).

“Registration Statement” shall mean the registration statement on Form 10 filed by SeaSpine with the SEC to effect the registration of the SeaSpine Shares pursuant to the Exchange Act.

“Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“Restructuring” shall have the meaning set forth in Section 2.1(a).

“Restructuring Plan” shall mean the Plan of Restructuring attached hereto as Schedule 1.1.

“SeaSpine” shall have the meaning set forth in the preamble to this Agreement.

“SeaSpine Action” shall mean any current or future Action relating primarily to the SeaSpine Business in which one or more Integra Entities is a defendant or the party against whom a claim or investigation is directed, but excluding any Joint Action.

“SeaSpine Assets” shall mean (a) all Assets owned by the SeaSpine Entities, and (b) all Assets owned by the Integra Entities that are used primarily in, or that primarily relate to, the SeaSpine Business.

“SeaSpine Business” shall mean (a) the business focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders, including the comprehensive portfolio of orthobiologics and spinal fusion hardware, conducted by the SeaSpine Entities and (b) any other business (other than the Integra Business) directly conducted by any SeaSpine Entity as of or prior to the date of this Agreement.

“SeaSpine Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“SeaSpine Entities” means SeaSpine and each SeaSpine Subsidiary (each, a “SeaSpine Entity”).

“SeaSpine Indemnitees” shall mean:

(a) SeaSpine and each Affiliate thereof after giving effect to the Distribution; and

(b) each of the respective Representatives of any of the entities described in the immediately preceding clause (a) and each of the heirs, executors, successors and assigns of any of such Representatives, except in the case of clauses (a) and (b), the Integra Indemnitees; provided, however, that a Person who was a Representative of SeaSpine or an Affiliate thereof may be a SeaSpine Indemnitee in that capacity notwithstanding that such Person may also be an Integra Indemnitee.

“SeaSpine Liabilities” shall mean:

(a) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be assumed by SeaSpine or any SeaSpine Entity, and all Liabilities of any SeaSpine Entity under this Agreement or any of the Ancillary Agreements; and

(b) all Liabilities, if and to the extent relating to, arising out of or resulting from:

(i) the ownership or operation of the SeaSpine Business (including any discontinued business or any business which has been sold or transferred), as conducted at any time prior to, on or after the Distribution Date; or

(ii) the ownership or operation of any business conducted by SeaSpine or any SeaSpine Subsidiary at any time prior to, on or after the Distribution Date.

(c) Notwithstanding the foregoing, the SeaSpine Liabilities shall not include:

(i) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities of Integra; or

(ii) any Liabilities related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement.

“SeaSpine Marks” shall include all names, logos or trademarks of SeaSpine or its Affiliates, all intellectual property rights therein and all trademarks and logos comprised of or derivative of any of the foregoing.

“SeaSpine Share” shall have the meaning set forth in the recitals to this Agreement.

“SeaSpine Specific Policies” shall have the meaning set forth in Section 9.1.

“SeaSpine Subsidiaries” shall mean (a) each of the Persons listed on Annex 1.1(b)(i) hereto, (b) except as otherwise set forth on Annex 1.1(b)(i), any other Person that was owned, directly or indirectly (in whole or in part) by any of the Persons listed on Annex 1.1(b)(i) hereto prior to the Distribution and (c) any other entity which becomes a Subsidiary of SeaSpine after the Effective Time.

“SEC” means the United Stated Securities and Exchange Commission.

“Spin-Off” shall have the meaning set forth in the recitals to this Agreement.

“Subsidiary” shall mean with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, 50% or more of the stock or other equity interests entitled to vote on the election of members to the board of directors or similar governing body or, in the case of a Person with no governing body, 50% or more of the equity or voting interests.

“Supply Agreements” shall mean (i) the Microfibrillar Collagen Supply Agreement by and between an Integra Entity and a SeaSpine Entity, (ii) the Collagen Ceramic Supply Agreement by and between an Integra Entity and a SeaSpine Entity and (iii) the Demineralized Bone Matrix and Collagen Ceramic Products Supply Agreement by and between an Integra Entity and a SeaSpine Entity, which agreements shall be entered into prior to or on the Distribution Date, as may be amended from time to time.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement by and between Integra and SeaSpine, which agreement shall be entered into prior to or on the Distribution Date, as may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Third-Party” shall mean any Person who is not a Party to this Agreement.

“Third-Party Claim” shall have the meaning set forth in Section 5.3(a).

“Transactions” shall have the meaning set forth in the recitals to this Agreement.

“Transition Services Agreement” shall mean the Transition Services Agreement by and between Integra and SeaSpine, which agreement shall be entered into prior to or on the Distribution Date.

Section 1.2 Reference; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed to be references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Neither this Agreement nor any Ancillary Agreement shall be construed against either Party as the principal draftsperson hereof or thereof.

Section 1.3 Tax Matters. The Tax Matters Agreement will govern Integra’s and SeaSpine’s respective rights, responsibilities and obligations after the Distribution with respect to Taxes, including ordinary course of business Taxes and Taxes, if any, incurred as a result of any failure of (i) the Internal Distribution to qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code and (ii) the Cash Contribution, together with the Distribution, to qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code. The Tax Matters Agreement sets forth the respective obligations of Integra and SeaSpine with respect to the filing of Tax Returns, the administration of Tax contests, cooperation and other matters, and imposes certain restrictions on Integra’s and SeaSpine’s ability to engage in certain actions following the Distribution. Except as expressly set forth in this Agreement or any Ancillary Agreement, all matters relating to Taxes in connection with the Transactions shall be governed exclusively by the Tax Matters Agreement.

ARTICLE II.

THE SEPARATION

Section 2.1 Restructuring.

(a) The Parties have taken or will take, and have caused or will cause their respective Subsidiaries to take, all actions that are necessary or appropriate to implement and accomplish the transactions contemplated by each of the steps set forth in the Restructuring Plan (collectively, the “Restructuring”); provided, however, that all of such steps shall be completed by no later than the Distribution.

(b) All the transactions contemplated by the Restructuring and the Distribution are intended to be part of the same plan of reorganization, even though there may be delays between the completion of certain of the transactions.

Section 2.2 Transfer of SeaSpine Assets and SeaSpine Business; Assumption of SeaSpine Liabilities.

On the terms and subject to the conditions of this Agreement, and in furtherance of the Restructuring and the Spin-Off:

(a) Integra, by no later than the Effective Time, shall cause all of its (or its Subsidiaries’) rights, title and interest in and to all of the SeaSpine Assets and SeaSpine Business to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to SeaSpine (or its Subsidiaries), and SeaSpine agrees to accept or cause to be accepted all such rights, title and interest in and to all the SeaSpine Assets and SeaSpine Business, in each case as contemplated by the Restructuring Plan and the applicable Ancillary Agreements. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, ALL ASSETS TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ARE BEING TRANSFERRED AS IS, WHERE IS, WITH ALL FAULTS.

(b) Integra, by no later than the Effective Time, shall cause all of the SeaSpine Liabilities to be assigned, directly or indirectly, to SeaSpine, and SeaSpine agrees to accept, assume, perform, discharge and fulfill all of the SeaSpine Liabilities in accordance with their respective terms, in each case as contemplated by the Restructuring Plan.

(c) SeaSpine (or its Subsidiaries, as applicable), by no later than the Effective Time, shall cause all of its (or its Subsidiaries’) rights, title and interest in and to any Retained Assets to be distributed, assigned, transferred, conveyed and delivered, directly or indirectly, to Integra (or its Subsidiaries), and Integra agrees to accept or cause to be accepted all such rights, title and interest in and to such Retained Assets, in each case as contemplated by the Restructuring Plan and the applicable Ancillary Agreements. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, ALL ASSETS TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ARE BEING TRANSFERRED AS IS, WHERE IS, WITH ALL FAULTS.

(d) SeaSpine (or its Subsidiaries, as applicable), by no later than the Effective Time, shall cause any Integra Liabilities it holds to be assigned, directly or indirectly, to Integra, and Integra agrees to accept, assume, perform, discharge and fulfill all of such Integra Liabilities in accordance with their respective terms, in each case as contemplated by the Restructuring Plan.

(e) Upon completion of the transactions contemplated by Sections 2.1, 2.2(a), 2.2(b), 2.2(c) and 2.2(d) above: (i) SeaSpine will own, directly or indirectly, the SeaSpine Business and the SeaSpine Assets and be subject to the SeaSpine Liabilities; and (ii) Integra will continue to own, directly or indirectly, the Integra Business and the Integra Retained Assets and continue to be subject to the Integra Liabilities.

Section 2.3 Third-Party Consents and Government Approvals.

(a) To the extent that either the Distribution or any step in the Restructuring Plan requires a consent of any third party or a Governmental Authorization, the Parties will use commercially reasonable efforts to obtain each such consent and Governmental Authorization at or prior to the time such consent or Governmental Authorization is required in order to lawfully effect the Distribution and each step in the Restructuring Plan.

(b) If any Asset may not be transferred by reason of the requirement to obtain the consent of any third party or a Governmental Authorization and such consent has not been obtained by the Distribution Date, then (unless otherwise expressly agreed by Integra and SeaSpine) such Asset shall not be transferred until such consent has been obtained. Subject to reimbursement from the other Party of all reasonable costs and expenses incurred in connection with such actions, Integra and SeaSpine, as the case may be, shall (i) use commercially reasonable efforts to provide or cause the owner of such Asset to use commercially reasonable efforts to provide to the other Party (or appropriate Entity affiliated with the other Party) all the rights and benefits under such Asset, (ii) cause such owner to enforce such Asset for the benefit of such other Party (or for the benefit of the Entity affiliated with the other Party) and (iii) assume or cause the appropriate Entity affiliated with it to assume all obligations of such Asset, in each case to the extent that such action does not cause a breach or default under such Asset. Both Parties shall otherwise cooperate and use commercially reasonable efforts to provide the economic and operational equivalent of an assignment or transfer of the Asset as of the Distribution Date.

(c) From and after the Distribution Date, each Party shall promptly transfer or cause the Entity(ies) affiliated with it to promptly transfer to the other Party or the appropriate Entity(ies) affiliated with the other Party, from time to time, any property received that is an Asset of the other Party or of any Entity affiliated with the other Party. Without limiting the foregoing, funds received by a Party or any Entity affiliated with such Party upon the payment of accounts receivable that belong to the other Party or any Entity affiliated with the other party, shall be transferred to the other Party (or Entity affiliated with the other Party) in accordance with the procedures set forth on Schedule 2.3(c).

Section 2.4 Further Actions. From and after the Distribution, upon the reasonable request of a Party hereto, the other Party hereto will promptly take, or cause its Subsidiaries to promptly take, all commercially reasonable actions necessary or appropriate to fully accomplish the Restructuring and to give effect to the transactions provided for in this Agreement, including each step in the Restructuring Plan, in accordance with the purposes hereof.

Section 2.5 Restructuring Documents. All documents and instruments used to effect the Restructuring and otherwise to comply with this Agreement shall be in form satisfactory to Integra and SeaSpine.

Section 2.6 Certain Licenses and Permits.

(a) On or prior to the Distribution Date or as soon as reasonably practicable thereafter and except as set forth on Schedule 2.6(a), Integra shall use its commercially reasonable efforts to transfer or cause to be transferred any transferable licenses, permits and authorizations issued by any Governmental Authority which relate primarily to the SeaSpine Business but which are held in the name of any Integra Entity, or in the name of any employee, officer, director, stockholder or agent of any such Integra Entity, or otherwise, on behalf of any SeaSpine Entity, to the appropriate SeaSpine Entity.

(b) On or prior to the Distribution Date or as soon as reasonably practicable thereafter, SeaSpine shall use its commercially reasonable efforts to transfer or cause to be transferred any transferable licenses, permits and authorizations issued by any Governmental Authority which relate primarily to the Integra Business but which are held in the name of any SeaSpine Entity, or in the name of any employee, officer, director, stockholder or agent of any such SeaSpine Entity, or otherwise, on behalf of any Integra Entity, to the appropriate Integra Entity.

ARTICLE III.

DISTRIBUTION AND CERTAIN COVENANTS

Section 3.1 Distribution.

(a) On or prior to the Distribution Date, Integra shall deliver to American Stock Transfer & Trust Company, LLC (the “Agent”) a single stock certificate representing all of the issued and outstanding SeaSpine Shares, in each case, endorsed by Integra in blank, for the benefit of the holders of Integra Common Stock, and Integra shall instruct the Agent to distribute, on or as soon as practicable following the Distribution Date, such number of the SeaSpine Shares to holders of record of shares of Integra Common Stock on the Distribution Record Date, all as further contemplated by the Registration Statement and hereby. SeaSpine shall provide any share certificates that the Agent shall require in order to effect the Distribution. The Distribution shall be effective at [            ] p.m., New York City time, on the Distribution Date.

(b) The SeaSpine Shares issued in the Distribution are intended to be distributed only pursuant to a book entry system. Integra shall instruct the Agent to deliver the SeaSpine Shares previously delivered to the Agent to a depositary and to mail to each holder of record of Integra Common Stock on the Distribution Record Date, a statement of the SeaSpine Common Stock credited to such holder’s account.

Section 3.2 Integra Determinations. Integra shall have the sole and absolute discretion to determine whether to proceed with all or part of the Distribution and all terms thereof,

including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. SeaSpine shall cooperate with Integra in all respects to accomplish the Distribution and shall, at Integra’s direction, promptly take any and all actions necessary or desirable to effect the Distribution.

Section 3.3 Charter; Bylaws. On or prior to the Distribution Date, SeaSpine and Integra shall take all necessary actions to provide for the adoption of the form of Certificate of Incorporation and Bylaws in substantially the form filed by SeaSpine with the SEC as exhibits to the Registration Statement.

Section 3.4 Directors. On or prior to the Distribution Date, Integra and SeaSpine shall have taken all necessary action to cause the board of directors of SeaSpine to consist of the individuals identified in the Registration Statement as directors of SeaSpine as of immediately following the Distribution.

Section 3.5 Election of Officers. On or prior to the Distribution Date, SeaSpine shall take all actions necessary and desirable so that as of the Distribution Date the officers of SeaSpine will be as set forth in the Registration Statement.

Section 3.6 State Securities Laws. Prior to the Distribution Date, Integra and SeaSpine shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States of America in order to effect the Distribution.

Section 3.7 Listing Application; Notice to Nasdaq.

(a) Prior to the Distribution Date, Integra and SeaSpine shall prepare and file with Nasdaq a listing application and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause Nasdaq to list on or prior to the Distribution Date, subject to official notice of issuance, the SeaSpine Shares.

(b) Prior to the Distribution, Integra shall, to the extent possible, give Nasdaq not less than 10 days’ advance notice of the Distribution Record Date in compliance with Rule 10b-17 under the Exchange Act.

Section 3.8 Removal of Certain Guarantees; Releases from Liabilities.

(a) Except as otherwise specified in any Ancillary Agreement, (i) in the event that at any time before or after the Distribution Date, Integra or SeaSpine identifies any SeaSpine Liability for which any Integra Entity is a guarantor or obligor, SeaSpine shall use its commercially reasonable efforts to have, as quickly as practicable, such Integra Entities removed as guarantor of or obligor for any such Liability of SeaSpine, and (ii) in the event that at any time before or after the Distribution Date, Integra or SeaSpine identifies any Integra Liability for which any SeaSpine Entity is a guarantor or obligor, Integra shall use its commercially reasonable efforts to have, as quickly as practicable, such SeaSpine Entities removed as guarantor of or obligor for any such Liability of Integra.

(b) If either Party is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 3.8(a), the guarantor or obligor shall continue to be bound as such and, unless not permitted by Law or the terms thereof, the applicable Party shall use commercially reasonable efforts to cause the relevant beneficiary to cause one of its Affiliates, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of the relevant guarantor or obligor thereunder from and after the date hereof.

(c) If (i) SeaSpine is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 3.8(a), or (ii) SeaSpine Liabilities arise from and after the Effective Time but before any Integra Entity, if such Integra Entity is a guarantor or obligor with reference to any such SeaSpine Liability, is removed pursuant to Section 3.8(a), then SeaSpine shall indemnify each Integra Entity for all Liabilities incurred by any of them in such Person’s capacity as guarantor or obligor. Without limiting the foregoing, SeaSpine shall, or shall cause a SeaSpine Entity to, reimburse Integra as soon as practicable (but in no event later than 30 days) following delivery by Integra to SeaSpine of notice of a payment made pursuant to this Section 3.8 in respect of SeaSpine Liabilities.

(d) If (i) Integra is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 3.8(a), or (ii) Integra Liabilities arise from and after the Effective Time but before any SeaSpine Entity, if such SeaSpine Entity is a guarantor or obligor with reference to any such SeaSpine Liability, is removed pursuant to Section 3.8(a), then Integra shall indemnify each SeaSpine Entity for all Liabilities incurred by any of them in such Person’s capacity as guarantor or obligor. Without limiting the foregoing, Integra shall, or shall cause an Integra Entity to, reimburse SeaSpine as soon as practicable (but in no event later than 30 days) following delivery by SeaSpine to Integra of notice of a payment made pursuant to this Section 3.8 in respect of Integra Liabilities.

(e) In the event that at any time before or after the Distribution Date, Integra identifies any letters of credit, interest rate or foreign exchange contracts, surety bonds or other contracts (excluding guarantees) that relate primarily to the SeaSpine Business but for which an Integra Entity has contingent, secondary, joint, several or other Liability of any nature whatsoever, SeaSpine shall, at its expense, take such actions and enter into such agreements and arrangements as Integra may reasonably request to effect the release or substitution of Integra (or an Integra Entity).

(f) In the event that at any time before or after the Distribution Date, SeaSpine identifies any letters of credit, interest rate or foreign exchange contracts, surety bonds or other contracts (excluding guarantees) that relate primarily to the Integra Business but for which a SeaSpine Entity has contingent, secondary, joint, several or other Liability of any nature whatsoever, Integra shall, at its expense, take such actions and enter into such agreements and arrangements as SeaSpine may reasonably request to effect the release or substitution of SeaSpine (or a SeaSpine Entity).

(g) At and after the Effective Time, the Parties shall use commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution or amendment required to novate, assign or extinguish all SeaSpine Liabilities (with respect to the Integra Entities) and

Integra Liabilities (with respect to the SeaSpine Entities) of any nature whatsoever transferred under this Agreement or an Ancillary Agreement, or to obtain in writing the unconditional release of the assignor so that in each such case, Integra (or an appropriate Integra Entity) shall be solely responsible for the Integra Liabilities and SeaSpine (or an appropriate SeaSpine Entity) shall be solely responsible for the SeaSpine Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor (except for filing fees or other similar charges) to any Third Party from whom such consent, substitution, amendment or release is requested. Whether or not any such consent, substitution, amendment or release is obtained, nothing in this Section 3.8 shall in any way limit the obligations of the Parties under Article V. If, as and when it becomes possible to delegate, assign, novate or extinguish any SeaSpine Liabilities or Integra Liabilities in accordance with the terms hereof, the Parties shall promptly sign all such documents and perform all such other acts as may be necessary to give effect to such delegation, novation, extinction or other release; provided, however, than no Party shall be obligated to pay any consideration therefor.

Section 3.9 Corporate Names; Trademarks. Except as otherwise specifically provided in any Ancillary Agreement or in any other agreement to which an Integra Entity and a SeaSpine Entity are parties, as soon as reasonably practicable after the Distribution Date but in any event within the time period set forth on Schedule 3.9, each of SeaSpine and Integra will, at their own expense, cause their respective Subsidiaries to take the actions set forth on Schedule 3.9.

Section 3.10 Ancillary Agreements. Prior to or on the Distribution Date, each of Integra and SeaSpine shall enter into the Ancillary Agreements and any other agreements in respect of the Distribution reasonably necessary or appropriate in connection with the Transactions.

Section 3.11 Acknowledgment by SeaSpine. SeaSpine, on behalf of itself and all SeaSpine Entities, acknowledges, understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, (a) none of Integra or any other Person has, in this Agreement or in any other agreement or document, or otherwise made any representation or warranty of any kind whatsoever, express or implied, to SeaSpine or any SeaSpine Entity or to any director, officer, employee or agent thereof in any way with respect to any of the Transactions or the business, assets, condition or prospects (financial or otherwise) of, or any other matter involving, the assets, Liabilities or businesses of Integra or any Integra Entity, SeaSpine or any SeaSpine Entity, any SeaSpine Assets, any SeaSpine Liabilities or the SeaSpine Business and (b) none of Integra or any other Person has made or makes any representation or warranty with respect to the Distribution or the entering into of this Agreement or the Ancillary Agreements or the Transactions. Except as expressly set forth herein or in any other Ancillary Agreement, SeaSpine and each SeaSpine Entity shall bear the economic and legal risk that the SeaSpine Assets shall prove to be insufficient or that the title of any SeaSpine Entity to any SeaSpine Assets shall be other than good and marketable and free from encumbrances. The provisions of any related assignment agreement or other related documents are expressly subject to this Section 3.11 and to Section 3.12.

Section 3.12 Release.

(a) Except as provided in Section 3.12(c), effective as of the Effective Time, SeaSpine does hereby, on behalf of itself and each other SeaSpine Entity, release and forever discharge each Integra Indemnitee, from any and all Liabilities whatsoever to any SeaSpine Entity, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(b) Except as provided in Section 3.12(c), effective as of the Effective Time, Integra does hereby, for itself and each other Integra Entity, release and forever discharge each SeaSpine Indemnitee from any and all Liabilities whatsoever to any Integra Entity, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(c) Nothing contained in Section 3.12(a) or Section 3.12(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Without limiting the foregoing, nothing contained in Section 3.12(a) or Section 3.12(b) shall release any Person from:

(i) any Liability assumed, transferred, assigned or allocated to such Person or any Entity affiliated with such Person in accordance with, or any other Liability of such person or any Entity affiliated with such Person under, this Agreement or any Ancillary Agreement;

(ii) any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought by third Persons, which Liability shall be governed by the provisions of Article V and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iii) any unpaid accounts payable or receivable arising from or relating to the sale, provision, or receipt of goods, payment for goods, property or services purchased, obtained or used in the ordinary course of business by any Integra Entity from any SeaSpine Entity, or by any SeaSpine Entity from any Integra Entity;

(iv) any Liability the release of which would result in the release of any Person other than an Integra Indemnitee (in the case of the release by the SeaSpine Entities) or a SeaSpine Indemnitee (in the case of the release by the Integra Entities); provided that each Party agrees not to bring suit, or permit any Entity affiliated with such Party to bring suit, against any such Integra Indemnitee or SeaSpine Indemnitee (as applicable) with respect to such Liability;

(v) any indemnification obligation under such Person’s articles of incorporation or bylaws; and

(vi) any Liability arising under a written Contract entered into between an Integra Entity and a SeaSpine Entity prior to the Effective Time relating to the commercial sale of products or provision of services between such Entities (including for such purpose, their respective Affiliates).

(d) SeaSpine shall not make, and shall not permit any other SeaSpine Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Integra Indemnitee with respect to any Liabilities released pursuant to Section 3.12(a). Integra shall not make, and shall not permit any other Integra Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any SeaSpine Indemnitee with respect to any Liabilities released pursuant to Section 3.12(b).

(e) It is the intent of each of Integra and SeaSpine by virtue of the provisions of this Section 3.12 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Effective Time, between or among Integra or any other Integra Entity, on the one hand, and SeaSpine or any other SeaSpine Entity, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such Entity(ies) at or before the Effective Time), except as expressly set forth in Section 3.12(c). At any time, at the reasonable request of a Party, the other Party will cause each Entity affiliated with such Party to execute and deliver releases reflecting the provisions hereof.

Section 3.13 Discharge of Liabilities.

(a) Except as otherwise expressly provided herein or in any of the Ancillary Agreements, from and after the Effective Time, (i) Integra shall, and shall cause each other Integra Entity to, assume, pay, perform and discharge all Integra Liabilities in the ordinary course of business, consistent with past practice and (ii) SeaSpine shall, and shall cause each other SeaSpine Entity to, assume, pay, perform and discharge all SeaSpine Liabilities in the ordinary course of business, consistent with past practice. The agreements in this Section 3.13 are made by each Party for the sole and exclusive benefit of the other Party and the Entities affiliated with such other Party. To the extent reasonably requested to do so by the other Party, each Party agrees to execute and deliver such documents, in a form reasonably satisfactory to such Party, as may be reasonably necessary to evidence the assumption of any Liabilities hereunder.

(b) All intercompany trade, accounts receivable and accounts payable between any Integra Entity and SeaSpine Entity in existence at the Effective Time shall be paid, performed or otherwise settled in accordance with the Restructuring Plan.

Section 3.14 Administration of Accounts.

(a) All payments and reimbursements by any third-party (including in any lockbox or similar bank account of Integra or any of the other Integra Parties (other than SeaSpine and the other SeaSpine Parties)) in the name of or to Integra or any of the other Integra Parties (other than SeaSpine and the other SeaSpine Parties) that constitute SeaSpine Assets, or are received in respect of, the SeaSpine Business that are received after the Distribution shall be held by such Integra Party in trust for the benefit of SeaSpine and such Integra Party shall pay over or cause to be paid over to SeaSpine, in accordance with the procedures set forth on Schedule 2.3(c), the amount of such payment or reimbursement without deduction, withholding or right of set-off; provided, however, that such Integra Party shall have the right to set-off, without duplication, any amounts owed to it by any SeaSpine Party pursuant to the Transition Services Agreement.

(b) All payments and reimbursements by any third-party (including in any lockbox or similar bank account of SeaSpine or any of the other SeaSpine Parties) in the name of or to SeaSpine or any of the other SeaSpine Parties that constitute Integra Assets, or are received in respect of, the Integra Business that are received after the Distribution shall be held by such SeaSpine Party in trust for the benefit of Integra and such SeaSpine Party shall pay over or cause to be paid over to Integra, in accordance with the procedures set forth on Schedule 2.3(c), the amount of such payment or reimbursement without deduction, withholding or right of set-off; provided, however, that such SeaSpine Party shall have the right to set-off, without duplication, any amounts owed to it by any Integra Party pursuant to the Transition Services Agreement.

Section 3.15 Further Assurances. If at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and the Ancillary Agreements, the proper officers of each Party shall take all such necessary action and do and perform all such acts and things, and execute and deliver all such agreements, assurances to the extent reasonably requested to do so by the other Party, each Party agrees to execute and deliver such documents, in a form reasonably satisfactory to such Party, as may be reasonably necessary to evidence the assumption of any Liabilities hereunder. Without limiting the foregoing, each Party shall use its commercially reasonable efforts promptly to obtain all consents and approvals, to enter into all agreements and to make all filings and applications that may be required for the consummation of the Transactions, including all applicable filings with, and approvals from, any Governmental Authority.

ARTICLE IV.

CONDITIONS PRECEDENT

Section 4.1 Conditions Precedent to Consummation of the Transactions. None of the Transactions shall become effective unless the following conditions have been satisfied or (except with respect to clauses (b) and (c) below) waived by the Board of Directors of Integra, in its sole and absolute discretion, at or before the Distribution:

(a) the Board of Directors of Integra shall have approved the Transactions, including the declaration of the Distribution, which approval may be given or withheld at its sole and absolute discretion;

(b) the SEC has declared effective the Registration Statement, with no stop order in effect with respect thereto, and with no proceedings for such purpose pending or threatened by the SEC;

(c) SeaSpine shall have mailed the Information Statement (and such other information concerning SeaSpine, the SeaSpine Business, SeaSpine’s operations and management, the Distribution and such other matters as the Parties shall determine and as may otherwise be required by Law) to the holders of record of Integra Common Stock at the close of business on the record date for the Distribution;

(d) all other actions and filings necessary or appropriate under applicable federal or state securities Laws and state blue sky Laws in connection with the Transactions shall have been taken;

(e) prior to the Distribution, Integra shall have obtained an opinion from Latham & Watkins LLP, its tax counsel, in form and substance satisfactory to Integra (in its sole discretion), substantially to the effect that (i) the Internal Distribution will constitute a reorganization under Sections 355 and 368(a)(1)(D) of the Code and (ii) the Cash Contribution, together with the Distribution, will constitute a reorganization under Sections 355 and 368(a)(1)(D) of the Code;

(f) the SeaSpine Common Stock to be distributed pursuant to the Distribution and related transactions shall have been accepted for listing on Nasdaq, subject to official notice of issuance;

(g) the Ancillary Agreements shall have been executed and delivered by each of the Parties thereto and no Party to any of the Ancillary Agreements will be in material breach of any such agreement;

(h) any material Governmental Authorizations necessary to consummate the Transactions, or any portion thereof, shall have been obtained and be in full force and effect;

(i) SeaSpine’s amended and restated certificate of incorporation and amended and restated bylaws, each in substantially the form filed as exhibits to the Registration Statement are in effect;

(j) no preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Authority, and no statute (as interpreted through orders or rules of any Governmental Authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the Transactions; and

(k) no other event or development shall have occurred or failed to occur that, in the judgment of the Board of Directors of Integra, in its sole discretion, prevents the consummation of the Transactions or any portion thereof or makes the consummation of the Transactions inadvisable.

Section 4.2 Right Not to Close. Each of the conditions set forth in Section 4.1 is for the benefit of Integra and the Board of Directors of Integra may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part (other than the conditions set forth in Sections 4.1(b) and 4.1(c) above). Any determination made by the Board of Directors of Integra concerning the satisfaction or waiver of any or all of the conditions in

Section 4.1 will be conclusive and binding on the Parties. The satisfaction of the conditions set forth in Section 4.1 will not create any obligation on the part of Integra to any other Person to effect any of the Transactions or in any way limit Integra’s right to terminate this Agreement as set forth in Section 10.11.

ARTICLE V.

INDEMNIFICATION

Section 5.1 Indemnification by Integra. Except as otherwise specifically set forth in any provision of this Agreement from and after the Distribution Date, Integra shall indemnify, defend and hold harmless the SeaSpine Indemnitees from and against any and all Losses of the SeaSpine Indemnitees to the extent arising out of, by reason of or otherwise in connection with (a) the Integra Liabilities or alleged Integra Liabilities, including any breach by Integra of any provision of this Section 5.1, (b) any breach by any Integra Entity of this Agreement, and (c) solely with respect to information regarding any Integra Entity provided by any Integra Entity in writing to SeaSpine expressly for inclusion in the Registration Statement or the Information Statement, any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements unless such Ancillary Agreement expressly provides that this Agreement applies to any matter in such Ancillary Agreement.

Section 5.2 Indemnification by SeaSpine. Except as otherwise specifically set forth in any provision of this Agreement, from and after the Distribution Date, SeaSpine shall indemnify, defend and hold harmless the Integra Indemnitees from and against any and all Losses of the Integra Indemnitees to the extent arising out of, by reason of or otherwise in connection with (a) the SeaSpine Liabilities or alleged SeaSpine Liabilities, including any breach by any SeaSpine Entity of any provision of this Section 5.2, (b) any breach by any SeaSpine Entity of this Agreement, and (c) with respect to all information contained in the Registration Statement or the Information Statement (other than information regarding any Integra Entity provided by any Integra Entity in writing to SeaSpine expressly for inclusion in the Registration Statement or the Information Statement), any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements unless such Ancillary Agreement expressly provides that this Agreement applies to any matter in such Ancillary Agreement.

Section 5.3 Procedures for Indemnification.

(a) If a claim or demand is made by a Third Party (a “Third-Party Claim”) against a SeaSpine Indemnitee or an Integra Indemnitee (each, an “Indemnitee”) as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party which is or may be required pursuant to Sections 5.1 or 5.2 hereof to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly and in any event by the date that is the 15th Business Day after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(b) Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within 10 Business Days after the Indemnitee’s receipt thereof), copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notice under this Section 5.3 shall be provided in accordance with Section 10.6. For the avoidance of doubt, knowledge of a Third-Party Claim by a Person who is a director of both Integra and SeaSpine shall not constitute notice for purposes of this Section 5.3.

(c) Subject to Section 5.3(e), if a Third-Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and irrevocably acknowledges without condition or reservation its obligation to fully indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall, within 30 days (or sooner if the nature of the Third-Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee’s reasonable judgment, (A) a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such Parties by one counsel inappropriate, or (B) the Third-Party Claim involves substantially different defenses for the Indemnifying Party and the Indemnitee, and in such event the fees and expenses of such single separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third-Party Claim as provided above).

(d) If the Indemnifying Party shall have assumed the defense of a Third-Party Claim, in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the Indemnifying Party’s prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third-Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third-Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. The Indemnifying Party shall not enter into any settlement, compromise or discharge of a Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the settlement (A) has the effect of permitting any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against the Indemnitee, (B) does not completely release the Indemnitee from all

Liabilities and obligations with respect to such claim, (C) includes a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitee, or (D) is otherwise prejudicial to the Indemnitee. If an Indemnifying Party elects not to assume the defense of a Third-Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third-Party Claim; provided that the Indemnitee shall not compromise or settle such Third-Party Claim without the consent of the Indemnifying Party, which consent is not to be unreasonably withheld, conditioned or delayed.

(e) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third-Party Claim) if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(f) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

(g) SeaSpine shall, and shall cause the other SeaSpine Indemnitees to, and Integra shall, and shall cause the other Integra Indemnitees to, cooperate as may reasonably be required in connection with the investigation, defense and settlement of any Third-Party Claim. In furtherance of this obligation, the Parties agree that if an Indemnifying Party chooses to defend or to compromise or settle any Third-Party Claim, Integra or SeaSpine, as the case may be, shall use its reasonable best efforts to make available to the other Party, upon written request, the former and then current directors, officers, employees and agents of Integra or any SeaSpine Entity (as applicable) as witnesses and any Records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person, Records or other documents may reasonably be required in connection with such defense, settlement or compromise. At the request of an Indemnifying Party, an Indemnitee shall enter into a reasonably acceptable joint defense agreement.

(h) The remedies provided in this Article V shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 5.4 Indemnification Payments.

(a) Indemnification required by this Article V shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or a Loss is incurred. If the Indemnifying Party fails to make an indemnification payment required by this Article V within 30 days after receipt of a bill therefore or notice that a Loss has been incurred, the Indemnifying Party shall also be required to pay interest on the amount of such indemnification payment, from the date of receipt of the bill or notice of the Loss to but not including the date of payment, at the Applicable Rate.

(b) The amount of any claim by an Indemnitee under this Agreement shall be reduced to reflect any insurance proceeds actually received (net of costs or any mandatory premium increases) by any Indemnitee that result from the Losses that gave rise to such indemnity. Notwithstanding the foregoing, no Indemnitee will be obligated to seek recovery for any Losses from any Third Party before seeking indemnification under this Agreement and in no event will an Indemnifying Party’s obligation to indemnify and hold harmless any Indemnitee pursuant to this Agreement be conditioned upon the status of the recovery of any offsetting amounts from any such Third Party.

(c) The amount of any Loss subject to indemnification pursuant to this Article V shall be net of Taxes. Accordingly, the amount which an Indemnifying Party is required to pay to an Indemnitee will be adjusted to reflect any Tax benefit to the Indemnitee from the underlying Loss and to reflect any Taxes imposed upon the Indemnitee as a result of the receipt of such payment. Such an adjustment will first be made at the time that the indemnification payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee for Taxes that occurs in connection with the final resolution of an audit by a Tax authority. For purposes of this Section 5.4(c), the value of any Tax benefit to the Indemnitee from the underlying Loss shall be an amount equal to the product of (a) the amount of any present or future deduction allowed or allowable to the Indemnitee by the Code, or other applicable Law, as a result of such Loss and (b) the highest statutory rate applicable under Section 11 of the Code, or other applicable Law.

(d) Except with respect to any indemnification payment for Losses relating to a breach of the Tax Matters Agreement, which indemnification payments shall be treated in accordance with the Tax Matters Agreement, and to the extent permitted by Law, the Parties will treat any indemnification payment paid pursuant to this Article V as a capital contribution made by Integra to SeaSpine or as a distribution made by SeaSpine to Integra, as the case may be, immediately prior to the Distribution.

Section 5.5 Survival of Indemnities. The rights and obligations of each of Integra and SeaSpine and their respective Indemnitees under this Article V will survive the sale or transfer by any Party of any assets or businesses or the assignment by it of any Liabilities.

Section 5.6 Limitation on Liability. Except as may expressly be set forth in this Agreement or any Ancillary Agreement, none of Integra, any other Integra Entity, SeaSpine, or any other SeaSpine Entity shall in any event have any Liability to the other Party or to any Entity affiliated with the other Party, or to any other Integra Indemnitee or SeaSpine Indemnitee, as applicable, under this Agreement (a) to the extent that any such Liability resulted from any willful violation of Law or fraud by the Party seeking indemnification or (b) for any exemplary, punitive, special, indirect, consequential, remote or speculative damages (including in respect of lost profits or revenues), however caused and on any theory of liability (including negligence) arising in any way out of any provision of this Agreement, except to the extent, in the case of this clause (b), any such damages were natural, probable and reasonably foreseeable as of the date hereof. Notwithstanding the foregoing, the provisions of this Section 5.6 shall not limit an Indemnifying Party’s indemnification obligations with respect to any Liability that any Indemnitee may have to any third party not affiliated with any Integra Entity or SeaSpine Entity.

ARTICLE VI.

LITIGATION MATTERS

Section 6.1 Case Allocation.

(a) As of the Distribution Date, SeaSpine shall, and, as applicable, shall cause the other SeaSpine Entities to (i) diligently conduct, at its sole cost and expense, the defense of the SeaSpine Actions and any applicable future SeaSpine Actions; (ii) notify Integra of material litigation developments related to the SeaSpine Actions; and (iii) agree not to file any cross claim or institute separate legal proceedings against Integra in relation to the SeaSpine Actions. Upon the settlement or judgment of any SeaSpine Action, SeaSpine shall in good faith determine an equitable apportionment of such settlement or judgment as between SeaSpine and Integra. If Integra provides SeaSpine with a written notice of Integra’s objection to SeaSpine’s allocation of Liability within 60 days of receipt of that allocation, SeaSpine and Integra shall endeavor in good faith to negotiate a mutually agreeable allocation of such Liability. If Integra and SeaSpine have not reached a mutually agreeable allocation of such Liability within 90 days of SeaSpine’s receipt of such objection notice, either Integra or SeaSpine may request in writing to the other Party that such allocation be resolved through the dispute resolution mechanism provided in Article VIII herein.

(b) As of the Distribution Date, Integra shall, and, as applicable, shall cause the other Integra Entities to (i) diligently conduct, at its sole cost and expense, the defense of the Integra Actions, including and any applicable future Integra Actions; (ii) notify SeaSpine of material litigation developments related to the Integra Actions; (iii) agree not to file any cross claim or institute separate legal proceedings against SeaSpine in relation to the Integra Actions. Upon the settlement or judgment of any Integra Action, Integra shall in good faith determine an equitable apportionment of the settlement or judgment as between Integra and SeaSpine. If SeaSpine provides Integra with a written notice of SeaSpine’s objection to Integra’s allocation of Liability within 60 days of receipt of that allocation, Integra and SeaSpine shall endeavor in good faith to negotiate a mutually agreeable allocation of such Liability. If SeaSpine and Integra have not reached a mutually agreeable allocation of such Liability within 90 days of Integra’s receipt of such objection notice, either SeaSpine or Integra may request in writing to the other Party that such allocation be resolved through the dispute resolution mechanism provided in Article VIII herein.

(c) Each of Integra and SeaSpine agrees that at all times from and after the Effective Time, if an Action currently exists or is commenced by a third party with respect to which a Party (or any Entity affiliated with such Party) is a named defendant but such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party shall use commercially reasonable efforts to cause the named but not liable defendant to be removed from such Action.

(d) Notwithstanding anything in this Section 6.1 to the contrary, (i) Integra shall have the right to participate in the defense of any SeaSpine Action from which it has not been removed, and to be represented by attorneys of its own choosing and at its sole cost and expense and (ii) SeaSpine shall have the right to participate in the defense of any Integra Action from which it has not been removed, and to be represented by attorneys of its own choosing and at its sole cost and expense.

(e) SeaSpine shall indemnify and hold harmless Integra and the other Integra Entities against SeaSpine Liabilities arising in connection with any Action, and Integra shall indemnify and hold harmless SeaSpine and the other SeaSpine Entities against Integra Liabilities arising in connection with any Action, in each case, in accordance with the indemnification provisions of Article V.

(f) Joint Actions.

(i) As of the Distribution Date, Integra shall, and, as applicable, shall cause the other Integra Entities to (A) diligently conduct the defense of the Joint Actions, including any applicable future Joint Actions; (B) notify SeaSpine of material litigation developments related to the Joint Actions; and (C) agree not to file any cross claim or institute separate legal proceedings against SeaSpine in relation to the Joint Actions; provided, however, that if it becomes clear that a Joint Action relates primarily to the SeaSpine Business then from and after such time such Joint Action shall instead be deemed to be a SeaSpine Action subject to Section 6.1(a) above, and SeaSpine shall promptly reimburse Integra for any costs or expenses incurred by Integra in connection with such Joint Action pursuant to Section 6.1(f)(iii); provided, further, that if it becomes clear that a Joint Action relates primarily to the Integra Business then from and after such time such Joint Action shall instead be deemed to be an Integra Action subject to Section 6.1(b) above, and Integra shall promptly reimburse SeaSpine for any costs or expenses incurred by SeaSpine in connection with such Joint Action pursuant to Section 6.1(f)(iii). Integra and SeaSpine shall regularly meet to review and discuss the progress of the Joint Actions and the classification thereof.

(ii) In a Joint Action, SeaSpine shall have the right to employ separate counsel to represent it and the other SeaSpine Entities if SeaSpine shall have reasonably concluded that (A) there may be a legal defense available to the SeaSpine Entities that are different from or in addition to those available to Integra, (B) representation of both Integra (or any Integra Entity) and SeaSpine (or any SeaSpine Entity) by the same counsel would be inappropriate due to actual or potential differing interests between them, or (C) the Joint Action involves a claim for equitable relief which would restrict or limit the future conduct of SeaSpine (or any SeaSpine Entity) or SeaSpine’s (or any SeaSpine Entity’s) business or operations, in which case fees and expenses of such counsel incurred by SeaSpine shall be included in the amounts allocated by Section 6.1(f)(iv). Otherwise, SeaSpine shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement of any Joint Action, at its own expense. In the event of a conflict in the procedures described in this Section 6.1(f)(ii) and the procedures set forth in Sections 5.3(a) - (e), the terms of this Section 6.1(f)(ii) will control.

(iii) Integra shall initially pay all joint attorneys’, accountants’, consultants’, expert witnesses’ and other professionals’ fees and expenses and all other out-of-pocket costs incurred on behalf of itself and SeaSpine in the investigation, defense and/or evaluation of a Joint Action (“Litigation Expenses”). Integra shall periodically furnish to SeaSpine copies of invoices paid by Integra for Litigation Expenses. Within 30 days of SeaSpine’s receipt of such invoices, SeaSpine shall pay Integra an amount equal to one-half of the Litigation Expenses (or such other share of the Litigation Expenses as reasonably determined by Integra), representing SeaSpine’s estimated share of the Litigation Expenses. For each Joint Action, within 60 days of the final determination of SeaSpine’s allocation of Liability pursuant to Section 6.1(f)(iv) below, Integra shall provide to SeaSpine a proposed allocation of the Litigation Expenses between Integra and SeaSpine, calculated to be in proportion to Integra’s and SeaSpine’s respective allocated Liability for the settlement or judgment of the Joint Action. If SeaSpine does not object to the proposed allocation within 60 days, SeaSpine shall pay to Integra, or Integra shall pay to SeaSpine, the amount necessary to true up the amounts contributed by each company to match the allocation of the Litigation Expenses. If SeaSpine provides Integra with a written notice of objection to Integra’s allocation of Litigation Expenses within such 60 days, Integra and SeaSpine shall endeavor in good faith to negotiate a mutually agreeable allocation of such Litigation Expenses. If SeaSpine and Integra have not reached a mutually agreeable allocation of such Litigation Expenses within 90 days of Integra’s receipt of such objection notice, either SeaSpine or Integra may request in writing to the other Party that such allocation be resolved through the dispute resolution mechanism provided in Article VIII.

(iv) Integra shall propose an allocation of Liability for any judgment or settlement of a Joint Action, based upon, if available, the allocation identified by a court verdict or, in the event of a settlement, the settling counterparty (i.e., the third party that Integra and/or SeaSpine is entering into a settlement with). If neither is available, Integra shall in good faith determine an equitable apportionment of Liability as between Integra and SeaSpine based on the portion of Liability relating primarily to each of the Integra Business and SeaSpine Business, respectively. If SeaSpine provides Integra with a written notice of objection to Integra’s allocation of Liability within 60 days of receipt of that allocation, Integra and SeaSpine shall endeavor in good faith to negotiate a mutually agreeable allocation of such Liability. If SeaSpine and Integra have not reached a mutually agreeable allocation of such Liability within 90 days of Integra’s receipt of such objection notice, either SeaSpine or Integra may request in writing to the other Party that such allocation be resolved through the dispute resolution mechanism provided in Article VIII herein.

ARTICLE VII.

ACCESS TO INFORMATION

Section 7.1 Provision of Corporate Records.

(a) At all times from and after the Distribution Date, upon the prior written request by SeaSpine for specific and identified agreements, documents, books, records or files including accounting and financial records (collectively, “Records”) which relate to SeaSpine or the conduct of the SeaSpine Business up to the Effective Time, or which SeaSpine determines are necessary or advisable (i) for use in any Action or to satisfy audit, accounting, claims, regulatory, litigation or other similar legal or regulatory requirements or (ii) to comply with reporting, disclosure, filing or other requirements imposed on SeaSpine or its Affiliates (including without limitation under applicable securities and Tax Laws) by a Governmental Authority, Integra shall arrange, as soon as reasonably practicable following the receipt of such request, to provide appropriate copies of such Records (or the originals thereof if SeaSpine has a reasonable need for such originals) in the possession or control of Integra, but only to the extent such items are not already in the possession or control of the requesting Party.

(b) At all times from and after the Distribution Date, upon the prior written request by Integra for specific and identified Records which relate to Integra or SeaSpine or the conduct of the Integra Business or the SeaSpine Business up to the Effective Time, or which Integra determines are necessary or advisable (i) for use in any Action or to satisfy audit, accounting, claims, regulatory, litigation or other similar legal or regulatory requirements or (ii) to comply with reporting, disclosure, filing or other requirements imposed on Integra or its Affiliates (including without limitation under applicable securities and Tax Laws) by a Governmental Authority, SeaSpine shall arrange, as soon as reasonably practicable following the receipt of such request, to provide appropriate copies of such Records (or the originals thereof if Integra has a reasonable need for such originals) in the possession or control of SeaSpine or any of the SeaSpine Subsidiaries, but only to the extent such items are not already in the possession or control of the requesting Party.

Section 7.2 Access to Information. From and after the Distribution Date, each of Integra and SeaSpine shall afford to the other and its authorized Representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the Representatives, properties, and Records of, in the possession of or in the control of the non-requesting Party and its Subsidiaries insofar as such access is reasonably required by the requesting Party and relates to such other Party or the conduct of its business prior to the Effective Time.

Section 7.3 Witnesses; Documents and Cooperation in Actions.

(a) Integra and SeaSpine shall each use commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ former and then current officers, directors, employees and agents as witnesses and any Records or other documents within its control or which it otherwise has the ability to make available, to the extent that such Person, Records or other documents may reasonably be required in connection with any Action in which the requesting Party or any Entity affiliated with the requesting Party may from time to time be involved, except in the case of any Action in which any SeaSpine Entity is adverse to any Integra Entity. The requesting Party shall bear all out-of-pocket expenses in connection therewith.

(b) Without limiting any provision of this Section 7.3, each Party shall, and shall cause each Entity affiliated with such Party to, cooperate and consult, to the extent reasonably necessary with respect to any Actions.

(c) In connection with any matter contemplated by this Section 7.3, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any Integra Entity and any SeaSpine Entity.

Section 7.4 Confidentiality.

(a) Integra and the Integra Subsidiaries on the one hand, and SeaSpine and the SeaSpine Subsidiaries on the other hand, shall not use or permit the use of and shall keep, and shall cause their respective Representatives to keep, confidential all information concerning the other Party in their possession, their custody or under their control to the extent such information, (i) relates to or was acquired during the period up to the Effective Time, (ii) relates to any Ancillary Agreement, (iii) is obtained in the course of performing services for the other Party pursuant to any Ancillary Agreement or (iv) is based upon or is derived from information described in the preceding clauses (i), (ii) or (iii), and each Party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other Person, except such Party’s auditors, attorneys, consultants and advisors, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by Law and such Party has used commercially reasonable efforts to consult with the other affected Party or Parties prior to such disclosure. Each Party shall be deemed to have satisfied its obligation to hold confidential any information concerning or owned by the other Party or any Entity affiliated with the other Party, if it exercises the same care as it takes to preserve confidentiality for its own similar information. The covenants in this Section 7.4 shall survive the transactions contemplated by this Agreement and shall continue indefinitely; provided, however, that the covenants in this Section 7.4 shall terminate with respect to any information not constituting a trade secret under applicable Law on the third anniversary of the later of the Distribution Date or the date on which the Party subject to such covenants with respect to such information receives it (but any such termination shall not terminate or otherwise limit any other covenant or restriction regarding the disclosure or use of such information under any Ancillary Agreement or other agreement, instrument or legal obligation). This Section 7.4 shall not apply to information (a) that has been in the public domain through no fault of such Party, (b) that has been later lawfully acquired from other sources by such Party, provided that such source is not known to be (or have been) bound by a confidentiality agreement, (c) the use or disclosure of which is permitted by this Agreement or any other Ancillary Agreement or any other agreement entered into pursuant hereto, (d) that is immaterial and its disclosure is required as part of the conduct of that Party’s business and would not reasonably be expected to be detrimental to the interests of the other Party or (e) that the other Party has agreed in writing may be so used or disclosed.

(b) If any Party, or any Entity affiliated with such Party, either determines that it is required to disclose pursuant to applicable Law, or receives any demand under lawful process or from any Governmental Authority to disclose or provide, information of the other Party (or of any Entity affiliated with the other Party) that is subject to the confidentiality provisions of

Section 7.4(a), such Party shall notify the other Party prior to disclosing or providing such information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide such information if and to the extent required by such Law or by lawful process or such Governmental Authority; provided, however, that the Person shall only disclose such portion of the information as required to be disclosed or provided.

Section 7.5 Privileged Matters. Except as may be otherwise provided in an Ancillary Agreement, the Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of the Integra Entities and the SeaSpine Entities, and that each of the Integra Entities, and each of the SeaSpine Entities should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable Law. To allocate the interests of each Party in the information as to which any Party is entitled to assert a privilege, the Parties agree as follows:

(a) Integra shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Integra Business (other than with respect to Liabilities as to which SeaSpine is required to provide indemnification under Article V or Article VI), whether or not the privileged information is in the possession of or under the control of Integra, SeaSpine or any other Entity. Integra shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Integra Liabilities, or other Liabilities as to which it is required to provide indemnification under Article V or Article VI, now pending or which may be asserted in the future, whether or not the privileged information is in the possession of or under the control of Integra, SeaSpine or any other Entity.

(b) SeaSpine shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the SeaSpine Business (other than with respect to Liabilities as to which Integra is required to provide indemnification under Article V or Article VI), whether or not the privileged information is in the possession of or under the control of Integra, SeaSpine or any other Entity. SeaSpine shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting SeaSpine Liabilities, or other Liabilities as to which it is required to provide indemnification under Article V or Article VI, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by SeaSpine, whether or not the privileged information is in the possession of or under the control of Integra, SeaSpine or any other Entity.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 7.5, with respect to all privileges not allocated pursuant to the terms of Sections 7.5(a) and 7.5(b).

(d) No Party may waive any privilege which could be asserted under any applicable Law, and in which the other Party has a shared privileged, without the consent of the other Party, which consent shall not be unreasonably withheld or delayed, except to the extent reasonably required in connection with any Third-Party Claims or as provided in subsection (e) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 20 days after notice upon the other Party requesting such consent.

(e) In the event of any litigation or dispute between or among the Parties, any Party and a Subsidiary of the other Party, or a Subsidiary of one Party and a Subsidiary of the other Party, either such Party may waive a privilege in which the other Party has a shared privilege, without obtaining the consent of the other Party, provided, however, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the Parties and/or their Subsidiaries, and shall not operate as a waiver of the shared privilege with respect to any Third-Party Claims.

(f) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for a waiver by the other Party. Each Party hereto specifically agrees that it will not withhold consent to a waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by any Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Subsidiaries’ current or former Representatives have received any subpoena, discovery or other request which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 7.5 or otherwise to prevent the production or disclosure of such privileged information.

(h) The transfer of all Records and other information pursuant to this Agreement is made in reliance on the agreement of Integra and SeaSpine, as set forth in Sections 7.2, 7.4, and 7.5, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Sections 7.1, 7.2, and 7.3 hereof, the agreement to provide witnesses and individuals pursuant to Sections 7.2 and 7.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 7.3 hereof, and the transfer of privileged information between and among the Parties and their respective Subsidiaries, Affiliates and Representatives pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 7.6 Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VII shall be deemed to remain the property of the providing Person. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 7.7 Cost of Providing Records and Information. A Party requesting Records, information or access to Representatives, witnesses or properties, under this Article VII, agrees to reimburse the other Party and its Subsidiaries for the reasonable out-of-pocket costs, if any, incurred in seeking to satisfy the request of the requesting Party.

Section 7.8 Retention of Records. Except (a) as provided in the Tax Matters Agreement or (b) when a longer retention period is otherwise required by Law or agreed to in writing, the Integra Entities and the SeaSpine Entities shall retain all Records relating to the Integra Business and the SeaSpine Business as of the Effective Time for the periods of time provided in each Party’s record retention policy (with respect to the documents of such Party and without regard to the Distribution or its effects) as in effect on the Distribution Date. Notwithstanding the foregoing, in lieu of retaining any specific Records, Integra or SeaSpine may offer in writing to deliver such Records to the other and, if such offer is not accepted within 90 days, the offered Records may be destroyed or otherwise disposed of at any time. If a recipient of such offer shall request in writing prior to the scheduled date for such destruction or disposal that any of Records proposed to be destroyed or disposed of be delivered to such requesting Party, the Party proposing the destruction or disposal shall promptly arrange for delivery of such of the Records as was requested (at the cost of the requesting Party).

Section 7.9 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on cooperation, access to information, privilege and the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement or in any other agreement to which an Integra Entity and a SeaSpine Entity are parties.

Section 7.10 Policies and Best Practices. Without representation or warranty, SeaSpine and Integra shall continue to be permitted to share, on a confidential basis, “best practices” information and materials (such as policies, workflow templates and standard form contracts).

Section 7.11 Compliance with Laws and Agreements. Nothing in this Article VII shall be deemed to require any Person to provide any information if doing so would, in the opinion of counsel to such Person, be inconsistent with any legal or constitutional obligation applicable to such Person.

ARTICLE VIII.

DISPUTE RESOLUTION

Section 8.1 Agreement Disputes. Except as specifically provided in any Ancillary Agreement, any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination, enforcement or breach of this Agreement, or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (collectively, “Agreement Disputes”) shall be determined by binding arbitration according to the following provisions, as the sole and exclusive means of resolving such dispute, claim or controversy.

Section 8.2 Negotiation. In the event either Party identifies an Agreement Dispute, it shall provide written notice thereof to the other Party identifying with reasonable particularity the facts which support the asserted dispute and the particular contractual provision at issue. Receipt of such notice by the other Party shall trigger a 30-day informal resolution process during which both Parties, through their designated representatives, shall attempt to resolve such Agreement Dispute in an amicable manner.

Section 8.3 Arbitration. In the event the Agreement Dispute remains unresolved at the end of such 30-day period, the Parties agree to seek to resolve such Agreement Dispute by arbitration administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”), conducted in Philadelphia, Pennsylvania. For Agreement Disputes with an amount in controversy of less than $500,000, exclusive of interest or attorneys’ fees, the Agreement Dispute shall be heard and determined by a single arbitrator selected in accordance with the JAMS Rules. For Agreement Disputes with amount in controversy equal to or more than $500,000, exclusive of interest or attorneys’ fees, there shall be three arbitrators, with each Party appointing one arbitrator and the two party-appointed arbitrators agreeing on a third arbitrator who shall chair the arbitral tribunal. Any arbitrator not appointed within a reasonable time shall be appointed in accordance with the JAMS Rules. Any controversy concerning the jurisdiction of the arbitrator(s), whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article VIII shall be determined by the arbitrator(s). The final award in the arbitration shall be issued no later than six months after the date the arbitration is first filed with JAMS; all deadlines and dates in the arbitration shall be set such that they are consistent with, and shall not interfere with or derogate from, this six-month deadline. This Article VIII shall not preclude either Party from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

Section 8.4 Choice of Law, Compliance, Enforcement, Costs. In resolving any Agreement Dispute, the Parties intend that the arbitrator(s) shall apply the substantive Laws of the State of Delaware, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrator(s) shall be final and binding on the Parties. Each Party agrees to comply and to cause the Entities affiliated with such Party to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction. The arbitrator’s decision shall not be subject to appeal in any forum, but shall be enforceable by Delaware Courts if full compliance has not occurred within 30 days of the arbitrator’s written decision. Each Party shall bear its own costs of arbitration including its attorneys’ fees, without regard to which Party prevails; provided, that, the non-prevailing Party, as determined and identified by the arbitrator(s), shall bear 100% of costs and fees of the arbitrator(s).

Section 8.5 Confidentiality of Proceedings. Unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement, the relevant Parties shall keep, and shall cause the Entities affiliated with them to keep, confidential all matters relating to the arbitration or the award. All negotiations, conferences and discussions pursuant to this Article

VIII shall be treated as compromise and settlement negotiations; provided, that such matters may be disclosed (a) to the extent reasonably necessary in any proceeding brought to enforce this agreement to arbitrate or any arbitral award or for entry of a judgment upon the award and (b) to the extent otherwise required by Law or regulatory authority.

Section 8.6 Continuity of Service and Performance. During the course of dispute resolution pursuant to the provisions of this Article VIII, the Parties will continue to provide all other services and honor all other commitments under this Agreement and each Ancillary Agreement with respect to all matters not subject to such dispute resolution.

ARTICLE IX.

INSURANCE

Section 9.1 General. Each Insurance Policy owned or maintained by or on behalf of the Integra Entities that relates exclusively to (i) the SeaSpine Business (“SeaSpine Specific Policies”) shall be a SeaSpine Asset and (ii) the Integra Business shall be an Integra Asset. All other Insurance Policies shall be subject to the provisions of Section 9.2.

Section 9.2 Combined Policies. Each of Integra and SeaSpine hereby agrees to use its commercially reasonable efforts to take the following actions, effective in each case prior to or on the Distribution Date (it being understood that SeaSpine shall be responsible for all premiums, costs and fees associated with (x) any new Insurance Policies placed for the benefit of SeaSpine pursuant to this Section 9.2 and (y) any incremental increase in any Insurance Policy’s premiums, costs and fees associated with the prior acts coverage or with the transitional services coverage relating to the Transition Services Agreement):

(a) each Insurance Policy listed in Schedule 9.2(a) (the “Occurrence Based Policies”) shall be cancelled or endorsed such that separate policies for each of Integra and SeaSpine shall be acquired on substantially similar terms, or such other terms as elected by the applicable insured party, as the Occurrence Based Policies (other than with respect to limits, retentions and deductibles, as applicable); and

(b)(i) each Insurance Policy listed in Schedule 9.2(b) (the “Claims Made Policies” and together with the Occurrence Based Policies, the “Combined Policies”) shall be cancelled or endorsed such that (ii) separate claims made policies for SeaSpine shall be acquired on substantially similar terms, or such other terms as elected by the applicable insured party, as the Claims Made Policies (other than with respect to limits, retentions and deductibles, as applicable), with retroactive dates under each such policy that are the same retroactive dates under the corresponding Integra Claims Made Policy for each of the insureds to be covered under the respective policies of Integra and SeaSpine. Such policies placed for the benefit of SeaSpine shall also include Theken Spine LLC, IsoTis, Inc., SeaSpine, Inc. and their respective Subsidiaries.

Section 9.3 D&O Policies.

(a) SeaSpine shall cause directors and officers Insurance Policies to be put in place as of the Distribution Date for the benefit of directors and officers of the SeaSpine Entities (it being understood that SeaSpine shall be responsible for all premiums, costs and fees associated with such policies).

(b) For the six-year period commencing immediately after the Distribution Date, Integra shall maintain in effect coverage for claims that arise out of, or are primarily related to, the SeaSpine Assets, serving as a director or officer of the SeaSpine Entities, or the operation of the SeaSpine Business prior to the Distribution Date, with respect to those Persons who are currently covered by the Integra Entities’ existing directors and officers Insurance Policies, on terms and at limits no less favorable than the coverage currently provided under such policies.

(c) All premiums and commissions due with respect to the coverage under 9.3(b) shall be paid by Integra.

Section 9.4 Pre-Distribution Claims.

(a) With respect to existing occurrence based policies and (to the extent such claims have been or are drawn back to a period prior to the Distribution Date) claims made policies, for any claim asserted against any SeaSpine Entity after the Distribution Date arising out of an occurrence or Loss taking place prior to the Distribution Date (“Pre-Distribution Claim”), the applicable SeaSpine Entity may access coverage under the Insurance Policies under which the applicable SeaSpine Entity is (or was) insured and Integra shall cooperate with the applicable SeaSpine Entity in connection with the tendering of such claims.

(b) In the event that a Pre-Distribution Claim relates to the same occurrence for which any Integra Entity is seeking coverage under an Insurance Policy, and the limits under the applicable Insurance Policy are not sufficient to fund all covered claims of the applicable Integra Entity and the applicable SeaSpine Entity, amounts due under such Insurance Policy shall be paid to the respective Entities in proportion to the amounts which otherwise would be due were the limits of liability infinite.

(c) After the Distribution Date, any third-party administrator fees and deposits related to claims made under any Insurance Policy shall be paid in accordance with the protocol historically used prior to the Distribution Date.

Section 9.5 Retentions/Deductibles.

(a) For any Pre-Distribution Claim made after the Distribution Date, all amounts necessary to exhaust or otherwise satisfy all applicable retentions, deductibles or other amounts not covered by such policy shall be:

(i) paid by Integra to the extent such claim relates exclusively to the Integra Business;

(ii) paid by SeaSpine to the extent such claim relates exclusively to the SeaSpine Business;

(iii) split equitably between Integra and SeaSpine, as determined in Integra’s reasonable discretion, for all other claims, including any claim relating to general corporate matters; or

(iv) SeaSpine shall comply with all terms and conditions of all policies covering or potentially covering any Pre-Distribution Claims. SeaSpine will cooperate with Integra, its counsel and its insurance broker concerning obtaining and maintaining coverage for Pre-Distribution Claims.

(b) SeaSpine shall be permitted to determine whether to settle any claim for which SeaSpine is required to pay any applicable deductibles or retentions pursuant to Section 9.5(a)(ii); provided that, SeaSpine shall not enter into any such settlement without the consent (not to be unreasonably withheld, conditioned or delayed) of Integra if the settlement (i) has the effect of permitting any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Integra Entity, (ii) does not release the Integra Entities from all liabilities and obligations with respect to such claim, (iii) includes an admission of guilt or liability on behalf of any of the Integra Entities, or (iv) is otherwise prejudicial to any Integra Entity.

(c) For the avoidance of doubt, any dispute between the Parties arising out of or related to this Section 9.5 shall be subject to the dispute resolution provisions of Article VIII.

Section 9.6 Unearned Premium. Integra shall be entitled to its respective interest in any unearned premium paid by any insurer as a result of the cancellation or endorsement of any of the Combined Policies pursuant to Section 9.2(a) or Section 9.2(b) or the D&O Policies pursuant to Section 9.3.

Section 9.7 Expirations and Renewals. With respect to any Combined Policy that expires prior to the Distribution Date, Integra shall, in its sole discretion, take any of the following actions: (i) allow the policy to expire and place separate policies for Integra and SeaSpine in accordance with Section 9.2, as applicable, (ii) extend the policy through the Distribution Date or (iii) renew the policy.

Section 9.8 Copies of Policies. As soon as reasonably practical following the Distribution Date, Integra, at its own expense, shall provide to SeaSpine copies of all SeaSpine Specific Policies and all Combined Policies. At any time after the Distribution Date, upon the reasonable request of SeaSpine, Integra shall provide to SeaSpine copies of all other documents related to any SeaSpine Specific Policies or any Combined Policies (in each case, including without limitation, certificates of insurance, insurer quotes and documents provided to underwriters).

ARTICLE X.

MISCELLANEOUS

Section 10.1 Complete Agreement; Construction. This Agreement, including the Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 10.2 Ancillary Agreements. Except as may be expressly stated herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 10.4 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.

Section 10.5 Distribution Expenses. Except as set forth on Schedule 10.5 or as otherwise expressly set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred on or prior to the Distribution Date (whether or not paid on or prior to the Distribution Date) in connection with the preparation, execution, delivery, printing and implementation of this Agreement and any Ancillary Agreement, the Registration Statement, the Distribution and the consummation of the transactions contemplated thereby, shall be charged to and paid by Integra. Except as set forth on Schedule 10.5, such expenses shall be deemed to be Integra Liabilities. Except as otherwise set forth in this Agreement or any Ancillary Agreement, each Party shall bear its own costs and expenses incurred after the Distribution Date. Any amount or expense to be paid or reimbursed by any Party to any other Party shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and written demand therefor is made.

Section 10.6 Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To Integra:

Integra LifeSciences Holdings Corporation

311 Enterprise Drive

Plainsboro, New Jersey 08536

Attention: General Counsel

Tel: (609) 275-0500

Fax: (609) 275-5363

To SeaSpine:

SeaSpine Holdings Corporation

2302 La Mirada Drive

Vista, California 92081

Attention: General Counsel

Tel: (760) 727-8399

Fax: (760) 216-5702

Section 10.7 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 10.8 Amendments. Subject to the terms of Sections 10.11 and 10.13 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 10.9 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that either Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party so long as such purchases expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.

Section 10.10 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.11 Termination. This Agreement (including Article V hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of Integra without the approval of SeaSpine or the stockholders of Integra. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties; provided, however, that Article V shall not be terminated or amended after the Distribution in respect of a Third Party beneficiary thereto without the consent of such Person.

Section 10.12 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.

Section 10.13 Third-Party Beneficiaries. Except (a) as provided in Section 3.12 for the release of any Person provided thereunder, (b) as provided in Article V relating to Indemnitees, and (c) as specifically provided in any Ancillary Agreement, this Agreement and the Ancillary Agreements are solely for the benefit of the Parties and their respective Subsidiaries and Affiliates and shall not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 10.14 Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.15 Schedules. The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein

Section 10.16 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to Contracts made and to be performed in the state of Delaware.

Section 10.17 Waiver of Jury Trial. The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 10.18 Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at Law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 10.19 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Integra LifeSciences Holdings Corporation

By:
Name:
Title:

SeaSpine Holdings Corporation

By:
Name:
Title: